Exhibit 2(b)




                            STOCK PURCHASE AGREEMENT



                              dated June 17 , 1996


                                      among


                     HOLLAND AMERICA INVESTMENT CORPORATION,

                    INFORMATION HANDLING SERVICES GROUP, INC.

                                       and

                                DIGIMEDICS CORP.



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                                TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

                                                                        Page

1.01  "Acquisition Documents" ........................................... 1

1.02  "Action" .......................................................... 1

1.03  "Affiliate"........................................................ 1

1.04  "Agreement" or "this Agreement".................................... 1

1.05  "Asset Purchase Agreement"......................................... 2

1.06  "Assets"........................................................... 2

1.07  "Business Day"..................................................... 2

1.08  "Closing".......................................................... 2

1.09  "Closing Date"..................................................... 2

1.10  "Copyrights"....................................................... 2

1.11  "Disclosure Schedule".............................................. 2

1.12  "Encumbrance"...................................................... 2

1.13  "Environmental Laws"............................................... 2

1.14  "Environmental Permits"............................................ 2

1.15  "Financial Statements"............................................. 2

1.16  "Governmental Authority"........................................... 2

1.17  "Governmental Order"............................................... 3

1.18  "IHSG"............................................................. 3

1.19  "Indemnified Party"................................................ 3

1.20  "Indemnifying Party"............................................... 3

1.21  "Intellectual Property"............................................ 3

1.22  "Inventories"...................................................... 3

1.23  "JAC".............................................................. 3

1.24  "Law".............................................................. 3

1.25  "Liabilities"...................................................... 3

1.26  "Losses"........................................................... 3

1.27  "Material Adverse Effect".......................................... 3

1.28  "Material Contracts"............................................... 3

1.29  "Non-Competition Agreement"........................................ 4

1.30  "Patents".......................................................... 4

1.31  "Permits".......................................................... 4

1.32  "Permitted Encumbrances"........................................... 4

1.33  "Person"........................................................... 4

1.34  "Purchase Price"................................................... 4

1.35  "Purchaser"........................................................ 4

1.36  "Related Agreements"............................................... 4

1.37  "Seller"........................................................... 4


                                         i


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1.38  "Shares"........................................................... 5

1.39  "Tangible Personal Property"....................................... 5

1.40  "Tax" or "Taxes"................................................... 5

1.41  "Third Party Claims"............................................... 5

1.42  "Trademarks"....................................................... 5

1.43  "Trade Secrets".................................................... 5

1.44  "U.S. GAAP"........................................................ 5



                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

2.01  Shares to Be Purchased and Sold.................................... 5

2.02  Purchase Price..................................................... 5

2.03  Closing Deliveries by Seller....................................... 5

2.04  Closing Deliveries by Purchaser.................................... 6



                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

3.01  Organization and Authority of JAC.................................. 7

3.02  apitalization of JAC............................................... 7

3.03  Ownership of Shares................................................ 7

3.04  Dividends.......................................................... 7

3.05  Subsidiaries....................................................... 8

3.06  Intentionally Omitted.............................................. 8

3.07  Organization and Authority of Seller and IHSG ..................... 8

3.08  No Conflict........................................................ 8

3.09  Consents and Approvals............................................. 9

3.10  Financial Information.............................................. 9

3.11  No Undisclosed Liabilities......................................... 9

3.12  Inventories........................................................ 9

3.13  Conduct in the Ordinary Course; Absence of Certain
        Changes, Events and Conditions...................................10

3.14  Litigation.........................................................11

3.15  Compliance With Laws...............................................11

3.16  Permits............................................................11

3.17  Material Contracts.................................................12

3.18  Intellectual Property..............................................13

3.19  Assets.............................................................15

3.20  Employee Benefit Matters...........................................15

3.21  Labor Matters......................................................16

3.22  Taxes..............................................................17



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3.23  Insurance..........................................................17

3.24  Full Disclosure....................................................18

3.25  Brokers............................................................18

3.26  Accounts Receivable................................................18

3.27  Memorandum and Articles of Association.............................18

3.29  Returns............................................................18

3.30  Indebtedness.......................................................18

3.31  Insolvency.........................................................18

3.32  Trading............................................................19



                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.01  Organization and Authority of Purchaser............................19

4.02  No Conflict........................................................20

4.03  Consents and Approvals.............................................20

4.04  Litigation.........................................................20

4.05  Brokers............................................................20

4.06  Full Disclosure....................................................20



                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.01  Non-Competition....................................................21

5.02   Access to Information.............................................21

5.03  Confidentiality....................................................22

5.04  Use of Intellectual Property.......................................22

5.05  Taxes..............................................................23

5.06  No Infringement....................................................23

5.07  Further Action.....................................................23

5.08  Returns............................................................23

5.09  Mail...............................................................23

5.10  Communications Software License....................................23



                                   ARTICLE VI

                                 INDEMNIFICATION

6.01  Survival of Representations and Warranties.........................24

6.02  Indemnification by Seller..........................................24

6.03  Indemnification by Purchaser.......................................24



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6.04  Indemnification Procedures ........................................24

6.05  Limitation on Indemnification......................................26



                                   ARTICLE VII

                               GENERAL PROVISIONS

7.01  Expenses...........................................................26

7.02  Notices............................................................26

7.03  Public Announcements...............................................27

7.04  Headings...........................................................27

7.05  Severability.......................................................27

7.06  Entire Agreement...................................................27

7.07  Assignment.........................................................27

7.08  No Third Party Beneficiaries.......................................27

7.09  Amendment..........................................................27

7.10  Governing Law; Consent to Jurisdiction.............................28

7.11  Dispute Resolution.................................................28

7.12  Counterparts.......................................................29

7.13  Specific Performance...............................................29

7.14  Receipt of Money or Other Assets...................................29

7.15  Schedules and Exhibits.............................................29

                                    EXHIBITS

2.06(f)  Form of Legal Opinion of Counsel to Seller
2.07(e)  Form of Legal Opinion of Counsel to Purchaser
3.22(b)  Form of Tax Deed
5.01     Form of Non-Competition Agreement


                               DISCLOSURE SCHEDULE

                  The Disclosure Schedule shall
                  include the following Sections

3.04              Dividends
3.10              Financial Statements
3.11              Balance Sheet
3.15              Governmental Orders
3.17(a)           Material Contracts
3.17(b)           Defaults
3.17(c)           Notice of Termination of Material Contracts
3.18(a)           Intellectual Property
3.20(a)           Employment Benefit Matters
3.23              Insurance
3.26              Accounts Receivable





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         STOCK  PURCHASE  AGREEMENT,  dated  June 17,  1996,  among  Information
Handling Services Group, Inc., a Delaware corporation ("IHSG"),  Holland America
Investment  Corporation,   a  Delaware  corporation   ("Seller"),   which  is  a
wholly-owned subsidiary of IHSG, and Digimedics Corp., a California corporation ("Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller owns all of the issued and outstanding capital stock of
J.A.C.   Computer  Services  Limited,  a  United  Kingdom  corporation  ("JAC"), consisting of 30,000 ordinary shares of (pound)1 each (the "Shares");

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all right, title and interest of Seller in and to the Shares and

         WHEREAS, Seller and Purchaser desire to provide for an orderly transition of JAC from Seller to Buyer, and for other arrangements ancillary to the purchase and sale of the Shares.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         1.01  "Acquisition   Documents"  means  this  Agreement,   the  Related
Agreements, and any certificate, or other document delivered at the Closing pursuant to this Agreement or the transactions contemplated hereby.

         1.02 "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         1.03 "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         1.04 "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated June 17, 1996, between Seller and Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 7.09.

         1.05 "Asset Purchase Agreement" means the Asset Purchase Agreement among Information Handling Systems Group, Inc., Continental Healthcare Systems, Inc. and Purchaser and dated the date hereof.

         1.06 "Assets" means all assets, properties, goodwill, rights and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by JAC or to which it is directly or indirectly entitled, regardless of whether such assets, properties, goodwill and business are accounted for or otherwise recorded as such in the books of account and other financial records of JAC.

         1.07 "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City, New York.

         1.08 "Closing" means the closing of the transactions contemplated by this Agreement, to occur simultaneous to the execution hereof.

         1.09  "Closing Date" means the date of this Agreement.

         1.10 "Copyrights" means all copyrights, domestic or foreign, whether registered or unregistered, owned or controlled by JAC, and all materials and matter (and if in writing, shall include machine-readable forms) to which such copyrights relate.

         1.11 "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

         1.12 "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim (with respect to title), preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         1.13 "Environmental Laws" means any Law, now in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or hazardous materials.

         1.14 "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law in connection with the operations of JAC in the manner in which it is currently conducted.

         1.15  "Financial Statements" has the meaning specified in Section 3.10.

         1.16 "Governmental Authority" means any national, state or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

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         1.17 "Governmental Order" means any order, writ, judgment,  injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         1.18 "IHSG" has the meaning specified in the first paragraph of this Agreement.

         1.20  "Indemnified Party" has the meaning specified in Section 6.04(a).

         1.21  "Indemnifying Party" has the meaning specified in Section
6.04(a).

         1.22 "Intellectual Property" means all intellectual property rights owned or licensed from a third party by JAC, including all Copyrights, Patents, Trademarks, Trade Secrets source codes, object codes and all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

         1.22 "Inventories" means all inventory (including inventory shipped on consignment), merchandise, work in process, finished goods, and raw materials, packaging, supplies and other personal property related to the Business, maintained, held or stored by or for JAC on the Closing Date and any prepaid deposits for purchases of any of the same.

         1.23 "JAC" has the meaning set forth in the preliminary statement to this Agreement.

         1.24 "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or requirement.

         1.25  "Liabilities"   means  any  and  all  debts,   liabilities   and
obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

         1.26 "Losses" has the meaning specified in Section 6.02.

         1.27 "Material Adverse Effect" means any circumstance, change in, or effect on, the JAC or its business that, individually or in the aggregate with any other circumstances, changes in, or effects on JAC or its business: (a) is, or could reasonably be expected to be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the condition (financial or otherwise) of JAC or (b) could materially adversely affect the continued operation or conduct of the business of JAC in the manner in which it is currently conducted.

         1.28 "Material Contracts" has the meaning specified in Section 3.17.

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         1.29 "Non-Competition Agreement" means the Non-Competition Agreement to be executed and delivered at closing between Seller and Purchaser as more fully described in Section 5.01 hereof.

         1.30 "Patents" means all patents and patent applications (and any patents issuing therefrom) owned or licensed by JAC, together with any extensions, reissues, renewals, divisions, continuations or continuations-in-part thereof and any foreign equivalents of any of the foregoing.

         1.31  "Permits" has the meaning specified in Section 3.16.

         1.32 "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than thirty (30) days and (ii) are not in excess of $5,000 in the case of a single property or $25,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations and (d) other liens which are not material in amount and which do not interfere in any material way with the operation of JAC's business.

         1.33 "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         1.34  "Purchase Price" has the meaning specified in Section 2.05.

         1.35 "Purchaser" has the meaning specified in the first paragraph to this Agreement.

         1.36 "Related Agreements" means the Asset Purchase Agreement, the Non-Competition Agreement and all instruments and other agreements and documents to be executed and delivered at closing by Seller, Purchaser or their Affiliates.

         1.37 "Seller" has the meaning specified in the first paragraph to this Agreement.

         1.38  "Shares" has the meaning specified in the first paragraph.

         1.39 "Tangible Personal Property" means machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property.

         1.40 "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other tax charges of any kind (together with any and all interest, penalties, additions to tax

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and additional  amounts imposed with respect  thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

         1.41 "Third Party Claims" has the meaning specified in Section 6.04.

         1.42 "Trademarks" means all U.S. and foreign trademarks, tradenames or service marks owned or licensed by JAC, whether registered, under application or under common law, or with respect to which an Intent To Use filing has been made as of the Closing Date.

         1.43 "Trade Secrets" means any and all information developed by or for JAC and/or owned or controlled by JAC at the Closing which relates to the Business, including but not limited to any formula; data processing, engineering or manufacturing techniques or methods; research or development information; technology in process; patterns; devices; compilations; programs; methods; ideas; inventions; discoveries; know-how; show-how; improvements; procedures; results; drawings; designs; processes; parts of processes; product components or composition; product quality protocols and specifications; production manuals; files; records; plans; proposals; notebooks, production and quality control data; books and publications, business information; computer programs and data.

         1.44 "U.S. GAAP" means generally accepted accounting principles and practices.



                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

         2.01 Shares to Be Purchased and Sold. On the terms and subject to the conditions of this Agreement, simultaneous with the execution of this Agreement by the parties, Seller shall sell, assign, transfer, convey and deliver to Purchaser with full title guarantee and Purchaser shall purchase from Seller all of the Shares.

         2.02 Purchase Price. The purchase price for the Shares shall be One Million Five Hundred Thousand Dollars (US $1,500,000) (the "Purchase Price"). The Purchase Price is payable in cash at the Closing.

         2.03 Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                  (a) a stock certificate evidencing the Shares and such stock powers and other instruments as are necessary and reasonable to vest in Purchaser all right, title and interest in and to the Shares;

                  (b)  a receipt for the Purchase Price;

                  (c) all of the Related Agreements required to be executed and delivered hereunder by Seller;

                  (d) a true and complete copy, certified by the Secretary or an Assistant Secretary or Director of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby;

                  (e) a certificate of the Secretary or an Assistant Secretary or Director of Seller certifying the names and signatures of the respective officers of Seller authorized to sign this Agreement and the Related Agreements and the other documents to be delivered hereunder and thereunder;

                  (f) a legal opinion from Stephen Green, counsel to Seller, IHSG and JAC, addressed to Purchaser and dated the Closing Date, substantially in the form of Exhibit 2.03(f);

                  (g) a list certified by an officer or Director of Seller setting forth the names of all of the officers and directors of JAC, together with the resignations of all of such directors as of the Closing Date.

         2.04 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

                  (a) A wire transfer to an account designated by Seller in the amount of One Million Five Hundred Thousand Dollars (US $1,500,000) in payment of the Purchase Price;

                  (b) All of the Related Agreements required to be executed and delivered hereunder by Purchaser and its Affiliates; and

                  (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

                  (d) a certificate of the Secretary or an Assistant Secretary of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the Related Agreements and the other documents to be delivered hereunder and thereunder;

                  (e) a legal opinion from Winthrop, Stimson, Putnam & Roberts addressed to Seller and dated the Closing Date, substantially in the form of
Exhibit 2.04(e);


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

         As an inducement to Purchaser to enter into this Agreement, Seller and IHSG jointly and severally hereby represent and warrant to Purchaser as follows:

         3.01 Organization and Authority of JAC. JAC is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or its operations make such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect JAC. JAC has all requisite corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it.

         3.02 Capitalization of JAC. The aggregate number of shares which JAC is authorized to issue is 100,000 ordinary shares of (pound)1 each of which 30,000 shares are issued and presently outstanding, all of which are owned by Seller. All of such issued shares have been validly issued and are fully paid and non-assessable. JAC has no outstanding subscriptions, contracts, options, warrants or other obligations (including conversion or preemptive rights) to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire any of its capital stock. The sales of the Shares to Purchaser will not give rise to any rights of first refusal of any person or entity. No other Person owns shares of JAC other than Seller.

         3.03 Ownership of Shares. Seller owns all of the Shares free and clear of any Encumbrance. Seller has the complete and unrestricted power and unqualified authority to transfer the Shares to Purchaser without penalty or other adverse consequence. Upon transfer of the Shares to Purchaser, Purchaser shall receive title to the Shares free and clear of Encumbrances (subject to the obligation of Purchaser to pledge the Shares to an Affiliate of Seller).

         3.04 Dividends. JAC has not paid any dividends during the last three years except as set forth on Section 3.04 of the Disclosure Schedule. All dividends, if any, required to be paid by JAC pursuant to the charter, by-laws or other organizational document of JAC, or pursuant to any agreement to which JAC is a party, have been paid as of the date hereof.

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         3.05  Subsidiaries.  JAC has no subsidiaries, except Continental
Healthcare Systems UK Limited, a dormant company. Such subsidiary has no Liabilities, contingent or otherwise.

         3.06     Intentionally Omitted.

         3.07 Organization and Authority of Seller and IHSG. Seller and IHSG are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller and IHSG each have all requisite corporate power and authority to enter into and carry out their respective obligations hereunder and under the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Seller and IHSG and the performance by Seller and IHSG of their respective obligations hereunder and thereunder and the consummation by Seller and IHSG of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and IHSG. This Agreement has been, and upon their execution the Related Agreements will be, duly executed and delivered by Seller and IHSG, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon its execution the Related Agreements will constitute, legal, valid and binding obligations of Seller and IHSG enforceable against Seller and IHSG in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.08   No Conflict.

                  (a) Assuming that all consents, approvals, authorizations, orders, actions, filings and notifications required to assign any of the contracts of JAC have been obtained, the execution, delivery and performance by Seller of this Agreement and the Related Agreements do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of either Seller, IHSG or JAC,
(b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to Seller, IHSG or JAC or any of their respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Shares or any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller, IHSG or JAC is a party or which effect the Shares.

                  (b) Seller and JAC have not violated any  applicable  statute,
order,   rule  or  regulation  which  would  prevent  the  consummation  of  the transactions contemplated herein.

         3.09     Consents and Approvals.

                   (a) The execution, delivery and performance by Seller of this Agreement and the Related Agreements do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

                  (b) The execution and delivery of this Agreement and the Related Agreements by Seller do not, and the performance by Seller of this Agreement and the Related Agreements will not, require any third-party consents, approvals, authorizations or actions on the part of Seller, except consents required to assign any of the contracts of JAC or (ii) where failure to obtain such consents, approvals, authorizations or actions would not have a Material Adverse Effect.

         3.10 Financial Information. True and complete copies of the audited financial statements of JAC for the years ended November 30, 1995 and November 30, 1994, together with all related notes and schedules thereto, accompanied by the reports thereon of Price Waterhouse (collectively, the "Financial Statements"),are attached as Section 3.10 of the Disclosure Schedule. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of JAC; (ii) present fairly in all material respects the financial condition and results of operations of JAC as of the dates thereof or for the periods covered thereby and (iii) have been converted into U.S. GAAP on a basis consistent throughout the periods involved.

         3.11 No Undisclosed Liabilities. There are no Liabilities of JAC required to be reflected or reserved against in a balance sheet of JAC converted into U.S. GAAP other than (i) Liabilities reflected or reserved against on the unaudited balance sheet as at April 30, 1996 attached as Section 3.11 of the Disclosure Schedule, (ii) Liabilities reflected in Section 3.11 or the other Sections of the Disclosure Schedule or in this Agreement and (iii) Liabilities incurred since April 30, 1996 in the ordinary course of business which will not have a Material Adverse Effect. Liabilities are reflected on the Financial Statements against all Liabilities of JAC in amounts that have been established in accordance with U.S. GAAP.

         3.12     Inventories.

                  (a) JAC presently has good and valid title to the Inventories free and clear of all Encumbrances (except Permitted Encumbrances). The Inventories reflected on the April 30, 1996 balance sheet of JAC does not include items in excess of (pound)10,000 in the aggregate that are obsolete, damaged or slow-moving. The Inventories listed on the balance sheet at April 30, 1996 do not consist of any items held on consignment.

                  (b) The Inventories reflected on the April 30, 1996 balance sheet of JAC are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended, other than items that do not exceed (pound)10,000 in the aggregate.

         3.13 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since November 30, 1995, the business of JAC has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except such as would not have a Material Adverse Effect, since November 30, 1995, JAC and Seller have not, with respect to JAC, and other than in the ordinary course of the business consistent with past practice;

                  (i) permitted or allowed any of the Assets (whether tangible or intangible) to be subjected to any Encumbrance;

                  (ii) written up (or failed to write down in accordance with U.S. GAAP consistent with past practice) the value of any Inventories or revalued any Assets of JAC;

                  (iii) made any change in any method of accounting or accounting practice or policy used by JAC adversely affecting any of the Assets, other than such changes required by U.S. GAAP;

                  (iv) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than the sale of Inventories in the ordinary course of the business of JAC consistent with past practice;

                  (v) failed to pay any creditor of JAC any amount owed to such creditor when due;

                 (vi)  disclosed  any  secret  or   confidential   Intellectual
Property (except by way of issuance of a patent) or permitted to lapse or go abandoned any of the Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Seller has any right, title, interest or license;

                  (vii) allowed any Permit that was issued or relates to JAC to lapse or terminate or failed to renew any insurance policy or Permit that is scheduled to terminate or expire on or prior to the Closing Date;

                  (viii) had knowledge of any labor trouble involving any union or other group of employees connected with JAC;

                  (ix) increased the salaries, benefits or other compensations of, made any advances or loan to, any of its officers or employees connected with JAC, except for increases consistent with JAC's past practices; or

                  (x) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.13 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights with respect to any of the actions specified in this Section 3.13, except as expressly contemplated by this Agreement and the Related Agreements.

         3.14 Litigation. There are no Actions by or against Seller or JAC which affect any of the Shares, the Assets or the business of JAC, pending or, to the best knowledge of Seller threatened, which, if decided adversely against Seller or JAC, would have a Material Adverse Effect. Neither Seller, JAC nor any of the Assets is subject to any Governmental Order relating to JAC, the Shares or the Assets (nor, to the best knowledge of Seller after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) or which would adversely affect the ability of Seller or IHSG to execute, deliver and carry out their respective obligations under this Agreement and the Related Agreements. There are no Actions pending or, to the best knowledge of Seller, threatened against Seller, IHSG or JAC before any Governmental Authority which questions or challenges the validity of this Agreement, any of the Related Agreements, or any of the actions to be taken hereunder or thereunder.

         3.15 Compliance with Laws. JAC has used the Assets and conducted and continues to conduct the Business in all material respects in accordance with all Laws and Governmental Orders applicable to JAC, any of the Assets, or the Business, and JAC is not in material violation of any such Law or Governmental Order. There is no Governmental Order currently directed towards JAC, and no such Governmental Order will have or has had a Material Adverse Effect.

         3.16     Permits.

                  (a) JAC currently holds all material permits, licenses, authorizations, certificates, exemptions, agreements, waivers and approvals of Governmental Authorities, including, without limitation, all health, safety and Environmental Permits (collectively, "Permits"), necessary or proper to own, lease, use and operate the Assets and for the conduct of its business. All such Permits are valid and in full force and effect, and no suspension, cancellation or other limitation of any of the Permits is pending or, to the best knowledge of Seller, threatened. JAC has not received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Law. JAC is in all material respects in compliance with all Permits and all applicable Laws.

                  (b)   Seller   has  all   authorizations   from   Governmental
Authorities, creditors and other third parties necessary for it to execute, deliver, consummate and perform this Agreement and the Related Agreements.

         3.17     Material Contracts.

                  (a) The contracts, agreements, licenses, leases and sales and purchase orders listed in Section 3.17(a) of the Disclosure Schedule are all of the maintenance contracts in effect with JAC's customers and other contracts, agreements, licenses, leases and sales and purchase orders applicable to the operation of the Assets and the conduct of the business of JAC (other than contracts which involve amounts of less than (pound)7,500), including, without limitation (i) any contract for the purchase, sale or lease of real property;
(ii) any contract for the lease or sublease of tangible personal property, under which JAC's undischarged obligations exceed (pound)7,500; (iii) any contract for the purchase or sale of raw materials, commodities, merchandise, supplies, other materials or tangible personal property or for the furnishing or receipt of services which calls for performance over a period of more than thirty (30) days and involves more than the sum of (pound)7,500; (iv) any material distributor, dealer, manufacturer's representative, sales, agency or advertising contract;
(v) any customer contract which involves more than the sum of (pound)7,500;  and
(vii) any other material contract, whether or not made in the ordinary course of business, which affects the Assets or the business of JAC. Such contracts and agreements, together with all agreements relating to Intellectual Property set forth in Section 3.18(a) of the Disclosure Schedule, being "Material Contracts").

                  (b) Each Material Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect, (ii) upon consummation of the transactions contemplated by this Agreement and the Related Agreements, except to the extent that any consents to assignment are not obtained, shall continue in full force and effect without penalty or other Material Adverse Effect. Except as set forth in Section 3.17(b) of the Disclosure Schedule, JAC is not in material breach of, or default under, any Material Contract. To the best knowledge of Seller, except as set forth in
Section 3.17(b) of the Disclosure Schedule, no other party to any Material Contract is in breach thereof or default thereunder. There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Assets.

                  (c) JAC has not received any written notice, or to the best knowledge of Seller, non-written notice, of cancellation or termination of any Material Contract, except as set forth on Section 3.17(c) of the Disclosure Schedule.

                  (d) The leases of real estate set forth on Section 3.17(a) of the Disclosure Schedule are all of the leases of real property to which JAC is a party and cover all of the premises used in JAC's operation of its business. All of such leases are in full force and effect and in good standing, valid and enforceable by JAC in accordance with its terms. The leases and operation of JAC's business as currently conducted are not in violation of any applicable certificate of occupancy or zoning or in material violation of other Laws. No event has occurred which, with notice or lapse of time or both, would constitute a default by JAC under any such lease.

         3.18     Intellectual Property.

                  (a) Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list and a brief description, including a complete identification, of all Patents, Trademarks and Registered Copyrights owned or licensed by JAC. In each registration or patent or application for registration or patent listed in Section 3.18(a) of the Disclosure Schedule held by assignment, the assignment has been recorded with the applicable Patent and Trademark Office from which the original registration issued or before which the application for registration is pending. The rights of JAC in or to such Intellectual Property owned by JAC do not conflict with or infringe on the rights of any other Person and neither Seller nor JAC have not received any written claim or notice from any Person to such effect. JAC is not subject to any Governmental Order or agreement restricting its use of the Intellectual Property, except for such restrictions contained in Intellectual Property licensed from third parties, which licensed Intellectual Property (other than "off the shelf" software such as word processing and spreadsheet programs) is listed in Section 3.18(a) of the Disclosure Schedule.

                  (b) The Intellectual Property owned by JAC is free and clear of Encumbrances. No Actions have been made or asserted or are pending or, to the best knowledge of Seller, threatened against JAC either (i) based upon or challenging or seeking to deny or restrict the use by JAC of any of the Intellectual Property or (ii) alleging that any services provided, or products manufactured or sold by JAC are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any Person. To the best knowledge of Seller, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property or that infringe upon the Intellectual Property or upon the rights of JAC. JAC has not granted any license or other right to any other Person with respect to the Intellectual Property, except for licenses of software to customers. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property owned by JAC.

                  (c) Seller has, or has caused to be, made available to Purchaser correct and complete copies of all licenses and sublicenses for Intellectual Property licensed from third parties set forth in Section 3.18(a) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such licenses and sublicenses:

                           (i)   such license or sublicense, together with all
ancillary documents made available pursuant to the first sentence of this
Section 3.18(c), is valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective licensor and licensee  with respect to the subject matter of such license or sublicense;

                           (ii) subject to obtaining  any  necessary  consent to
assignment from the licensor, such license or sublicense will not cease to be valid, binding, enforceable and in full force and effect on the terms currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

                           (iii)  with respect to each such license or
sublicense; (A) JAC has not received any notice of cancellation or termination under such license or sublicense and no licensor or sublicensor has any right of termination or cancellation under such license or sublicense except in connection with the default of Seller thereunder,
(B) JAC has not received any notice of a breach or default under such license or ublicense, which breach or default has not been cured, and (C) JAC has not granted to any other Person any rights, adverse or otherwise, under such license or sublicense (except for licenses of software to customers);

                           (iv)     neither JAC nor, to the best knowledge of
Seller, any other party to such license or sublicense, is in breach or default in any material respect, and no event has occurred with respect to JAC, or to the best knowledge of Seller, such other party, that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense;

                           (v)      no Actions have been made or asserted or are
pending or, to the best  knowledge  of  Seller,  threatened  against  JAC either (A) based upon or challenging or seeking to deny or restrict the use by JAC of any of the licensed Property or (B) alleging that any licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person; and

                           (vi)     to the best knowledge of Seller, no Person
is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property or that infringe upon JAC's use of the licensed Intellectual Property or upon the rights of JAC therein.

                  (d) Neither Seller nor JAC is aware of any reason that would prevent any pending applications to register Trademarks, Copyrights or any pending Patent applications from being granted.

                  (e) Upon the Closing, JAC shall own or possess, or own or possess adequate and enforceable licenses, sublicenses or other rights to use, all the Intellectual Property.

                  (f) Other than "off the shelf" software, such as word processing and spreadsheet software, the Intellectual Property set forth in
Section 3.18(a) of the Disclosure Schedule constitutes all the Intellectual Property used in and necessary to the conduct of JAC's business, as currently conducted, and there are no other items of Intellectual Property that are material to JAC.

         3.19     Assets.

                  (a) JAC owns, leases or has the legal right to use all the Assets, including, without limitation, the Intellectual Property and the Tangible Personal Property, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all of the Material Contracts. JAC has good and valid title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

                  (b) At all times since April 30, 1995, JAC has caused the Assets to be maintained in accordance with good business practice, and all items of Tangible Personal Property are in good operating condition and repair, subject to ordinary wear and tear, and are suitable for the purposes for which they are used and intended.

         3.20     Employee Benefit Matters.

                  (a) Plans  and  Material  Documents.  Section  3.20(a)  of the
Disclosure Schedule lists all employee benefit plans, and all pension, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which Seller is a party, with respect to which JAC has any obligation or which are maintained, contributed to or sponsored by JAC for the benefit of any current or former employee, officer or director of JAC (collectively, the "Plans"). Each Plan is in writing and Seller has furnished Purchaser with a complete and accurate copy of each Plan. JAC does not have any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Laws. Each Plan is an "Exempt Approved Scheme" within Section 592(1) of the Income and Corporation Taxes Act 1988.

                  (b) Absence of Certain Types of Plans. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person (other than pursuant to notice provisions in the employment contracts with each of JAC's current employees or obligates Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a change in control of JAC. Each of the Plans is subject only to the laws of the United Kingdom or a political subdivision thereof.

                  (c) Compliance with Applicable Law. Each Plan is now and always has been operated in all respects in accordance with the requirements of all applicable Law. JAC has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any

Plan. No legal action, suit or claim is pending or, to the best knowledge of Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

                  (d) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates as prescribed by any such Plan and applicable Law. All such contributions have been fully deducted for Tax purposes and no such deduction has been challenged or disallowed by any Government Authority and no fact or event exists which could give rise to any such challenge or disallowance. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation payable to or in respect of any employee of JAC.

         3.21     Labor Matters.

                  (a) JAC is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by JAC and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect JAC; (b) there are no strikes, slowdowns or work stoppages pending or, to the best knowledge of Seller, threatened between JAC and any of its employees, and JAC has not experienced any such strike, slowdown or work stoppage within the past three years; (c) JAC has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against Seller under any such agreement or contract that could have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending against JAC before any Governmental Authority or any current union representation questions involving employees of JAC; (e) JAC is currently and at all times has been in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, the Employment Protection Consolidation Act 1978, the Wages Act 1986, the Sex Discrimination Act 1975, the Race Relations Act 1976, and those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of JAC and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) JAC has paid in full to all its employees or adequately accrued for in accordance with the Statement of Standard Accounting Practices consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or over-time pay that has been asserted or is now pending or, to the best knowledge of Seller, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by JAC; (h) JAC is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices and (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the best knowledge of Seller, threatened with respect to JAC.

         3.22     Taxes.

                  (a)(i) All returns and reports in respect of Taxes required to be filed (or filing extensions applied for) with respect to JAC have been timely and properly filed, except for filings in jurisdictions where the failure to file would not have a Material Adverse Effect or result in the creation of any Encumbrance on the Shares or the Assets; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid ; (iii) all such returns and reports are true, correct and complete in all material respects;
(iv) there are no Tax liens on any of the Assets except Permitted Encumbrances; and (v) since November 30, 1995, JAC has not, nor have any of its Affiliates, made, or caused or permitted to be made, any Tax election that effects JAC.

                  (b) Simultaneous with the execution of this Agreement, Seller is executing and delivering the Tax Deed in the form attached as Exhibit 3.22(b).

         3.23     Insurance.

                  (a) The Assets and all material risks of JAC are covered by valid and currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance), issued in favor of JAC, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of JAC. Section 3.23(a) of the Disclosure Schedule sets forth all such policies or binders held by or on behalf of Seller currently in effect (specifying the insurer, the policy number or covering note number with respect to binders, and describing each open claim thereunder, setting forth the aggregate amounts paid out under each such policy and specifying the aggregate limits of liability thereunder). Each such insurance policy and binder is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect. Neither Seller nor any Person holding any such policy or binder is in breach or default with respect to any provision contained in any such policy or binder, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification under the policy, nor has Seller or any such policyholder failed to give any notice of any claim under any such policy or binder in due or timely fashion. Neither Seller nor any such policyholder has cancelled or failed to renew any such policy or binder, has knowledge of any material inaccuracy in any application for such policies or binders, has failed to pay premiums when due, has knowledge of any similar state of facts that might form the basis for termination of any such insurance, or given notice of any such circumstance.

                  (b) At the time of the Closing, all insurance policies currently in effect will be outstanding and duly in force.

         3.24 Full Disclosure. No representation or warranty of Seller in this Agreement, any of the Related Agreements nor any statement or certificate furnished to Purchaser on the date hereof pursuant to this Agreement, or furnished to Purchaser on the date hereof in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of Seller.

         3.26 Accounts Receivables. Section 3.26 of the Disclosure Schedule sets forth a true and complete list of all of the accounts receivable of JAC. All of such accounts receivable arose from the sale of inventory or services to persons, corporations, partnerships or other entitles not affiliated with JAC, Seller or IHSG and in the ordinary course of business consistent with past practice.

         3.27 Memorandum and Articles of Association. The copy of the Memorandum and Articles of Association of JAC made available to Purchaser is true and complete and sets out if full the rights and restrictions attaching to each class of JAC's share capital.

         3.28 Returns. All returns, particulars, resolutions and other documents required under the UK Companies Act 1985 to be delivered on behalf of JAC to the Registrar of Companies have been duly and properly made and delivered.

         3.29 Indebtedness. JAC has no borrowings or other indebtedness for borrowed money, and has not agreed to create any borrowings, from its bankers or any other source.

         3.30  Insolvency.

                  (a) No order has been made and no resolution has been passed for the winding up of JAC or for a provisional liquidator to be appointed in respect of JAC and no petition has been presented and no meeting has been convened for the purpose of winding up JAC.

                  (b) No administration order has been made and no petition for such an order has been presented in respect of JAC.

                  (c)  No   receiver   (including,   but  not   limited  to,  an
administrative receiver) has been appointed in respect of JAC or all or any of the Assets.

                  (d) JAC is not insolvent or unable to pay its debts within the meaning of Section 123 UK Insolvency Act 1986 nor has it stopped paying its debts as they fall due.

                  (e) No voluntary arrangement has been proposed under Section 1 UK Insolvency Act 1986 in respect of JAC.

                  (f) JAC has not been party to any transaction at an undervalue as defined in Section 238 UK Insolvency Act 1986 nor has it given or received any preference as defined in Section 239 UK Insolvency Act 1986, in either case within the period of two years ending on the date of this Agreement.

                  (g)      No unsatisfied judgment is outstanding against JAC.

                  (h) No guaranty, loan capital, borrowed money or interest is overdue for payment.

         3.31 Trading. There currently is no agreement, practice or arrangement carried on by JAC or to which JAC is a party which infringes in any material respect any competition, restrictive trade practice, anti-trust or consumer protection law or legislation applicable in the United Kingdom or any other country in which JAC does business.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

                  As an inducement to Seller and IHSG enter into this Agreement, Purchaser hereby represents and warrants and Seller as follows:

         4.01 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to enter into this Agreement and the Related Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and upon their execution the Related Agreements will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Related Agreements will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.02 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, and that all consents, authorizations, orders, actions, filings and notifications required to be obtained or made by Seller have been obtained or made, the execution, delivery and performance by Purchaser of this Agreement and the Related Agreements do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of such assets or properties is bound or affected, which would have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         4.03     Consents and Approvals.

                  (a) The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party by Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

                  (b) The execution and delivery of this Agreement and the Related Agreements by Purchaser do not, and the performance by Purchaser of this Agreement and the Related Agreements will not, require any third-party consents, approvals, authorizations or actions on the part of Purchaser.

         4.04 Litigation. No Action by or against Purchaser is pending or, to the best knowledge of Purchaser, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect Purchaser's ability to consummate the transactions contemplated by this Agreement and the Related Agreements.

         4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, except for Purchaser's obligation to Quadrocom which will be paid by Purchaser.

         4.06 Full Disclosure. No representation or warranty of Purchaser in this Agreement, nor any statement or certificate furnished to Seller on the date hereof pursuant to this Agreement, or furnished to Seller on the date hereof in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS


         5.01 Non-Competition. At Closing, Seller and IHSG shall execute and deliver to Purchaser a Non-Competition Agreement substantially in the form of
Exhibit 5.03 attached hereto.

         5.02     Access to Information.

                  (a) In order to facilitate the resolution of any claims made against or incurred by Seller with respect to JAC on or prior to the Closing Date, for a period of seven years after the Closing, Purchaser shall cause JAC to (i) retain the books and records of JAC relating to periods on or prior to the Closing Date and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records.

                  (b) In order to facilitate the resolution of any claims made by or against or incurred by Purchaser or JAC after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall (i) retain all books and records of Seller which are not transferred to Purchaser pursuant to this Agreement or the related Agreements or retained by JAC and which relate to JAC for periods on or prior to the Closing Date and which shall not otherwise have been delivered to Purchaser or retained by JAC and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Purchaser reasonable access (including the right to make, at Purchaser's expense, photocopies), during normal business hours, to such books and records. Upon the reasonable request of Purchaser in writing, Seller agrees, for a period of two years following the Closing, to make available its employees and officers, and to the extent possible, its attorneys, accountants, agents and other representatives, for the purpose of giving testimony or such other reasonable assistance as Purchaser may reasonably require for the preparation and defense or prosecution of any claim, action or other proceeding against any third party relating to JAC. Seller's reasonable costs and expenses in connection therewith shall be reimbursed by Purchaser.

         5.03     Confidentiality.

                  (a) Seller and IHSG agree to: (i) treat and hold as confidential (and not disclose or provide access to any Person to all Confidential Information relating to the Intellectual Property and any other
Confidential    Information   with   respect   to JAC,   (ii) in the
event that Seller or any agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.03, (iii) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Purchaser any and all copies (in whatever form or medium) of all such Confidential Information then in the possession or control of Seller or IHSG and destroy any and all additional copies then in the possession or control of Seller or IHSG and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is or becomes available publicly and which Seller can prove by written evidence was not disclosed in breach of this Agreement by Seller, or any of its agents, representatives, Affiliates, employees, officers or directors. Seller and IHSG agree and acknowledge that remedies at Law for any breach of its obligations under this Section 5.03 are inadequate and that Purchaser will suffer irreparable harm as the result of such breach. Accordingly, in addition to all other remedies available to Purchaser, Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages and Seller and IHSG will not raise as a defense that Purchaser has an adequate remedy at law. The provisions of this Section 5.03 shall survive the execution of this Agreement and the Closing.

                  (b) For the purpose of this Agreement, Confidential Information means all tangible forms of confidential information, including, without limitation, product information, technical information, drawings, blueprints, designs, parameters of design, monographs, specifications, flowsheets, sketches, descriptions, technical data source codes, object codes, customer lists, pricing data and other tangible material related thereto.

         5.04     Use of Intellectual Property.

                  (a) From and after the Closing, Seller shall not use any of the Intellectual Property.

                  (b) As promptly as practicable following the Closing, Seller shall remove or obliterate any Trademarks from letterheads and other materials remaining in its possession or under its control, and Seller shall not use or put into use after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Intellectual Property.

         5.05     Taxes.

                  (a) Purchaser shall pay the stamp duty in connection with the sale of the Shares. Purchaser shall execute and deliver all instruments and certificates necessary to enable Seller to comply with the foregoing.

                  (b) From and after the date of this Agreement, Seller shall not without the prior written consent of Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, or cause to permit to be made, any Tax election that would affect JAC or the Assets.

         5.06 No Infringement. Seller, on behalf of itself and its Affiliates, covenants and agrees not to claim or contend hereafter at any time against Purchaser and its successors that the business of JAC as currently conducted infringes in any respect any patent (or patent which may hereafter be issued on any existing patent application or technology) which is owned or controlled by Seller or its Affiliates as of the date of this Agreement and which is not conveyed to Seller under this Agreement or the Asset Purchase Agreement.

         5.07 Further Action. Each party shall use its best efforts to perform or comply with, and to cause others to perform or comply with, all of the terms and conditions set forth in this Agreement. Each of the parties hereto shall its best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Related Agreements and consummate and make effective the transactions contemplated by this Agreement and the Related Agreements.

         5.09 Mail. After the Closing Date and for a period of one year thereafter Seller shall remit to Purchaser all mail that relates to JAC and the Assets.

         5.10 Communications Software License. Seller hereby grants to JAC a nonexclusive perpetual, royalty-free, transferable right and license to use the Communications Software, with the right to grant sublicenses.


                                   ARTICLE VI

                                 INDEMNIFICATION

         6.01 Survival of Representations and Warranties. All representations and warranties shall survive the Closing for a period of two years from the date hereof.

         6.02 Indemnification by Seller and IHSG. Purchaser, its Affiliates, and their respective stockholders, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Seller and IHSG, jointly and severally, for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments, penalties, assessments, audits and investigations (including, without limitation, attorneys', auditors' and consultants' fees and expenses) ("Losses") actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) arising out of or resulting from:

                  (i) the breach of any representation or warranty made by Seller contained in the Acquisition Documents and

                  (ii) the breach of any covenant or agreement by Seller contained in the Acquisition Documents.

         6.03 Indemnification by Purchaser. Each of Seller, IHSG, its Affiliates, and their respective stockholders, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser for any and all Losses arising out of or resulting from:

                  (i) the breach of any representation or warranty made by Purchaser contained in the Acquisition Documents or

                  (ii) the breach of any covenant or agreement by Purchaser contained in the Acquisition Documents.

         6.04     Indemnification Procedures.

                  (a) Any Person seeking indemnification under this Article VI (an "Indemnified Party") shall give prompt notice to the party or parties from whom such indemnification is sought (the "Indemnifying Party"), stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Indemnifying Party under this Article VI with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VI ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 15 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VI. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (subject to the consent of the Indemnified Party to such counsel, such consent not to be unreasonably withheld) if it gives notice of its intention to do so to the

Indemnified Party within five Business Days of the receipt of such notice from the Indemnified Party; provided, however, that (i) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party, (ii) the Indemnifying Party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of the Indemnified Party or settle such action without first obtaining the consent of the Indemnified Party, which consent will not be unreasonably withheld, except for settlements solely covering monetary matters for which the Indemnifying Party has acknowledged responsibility for payment; (iii) the Indemnifying Party shall permit the
Indemnified  Party  (at the  Indemnified  Party's  sole  cost  and  expense)  to participate in such settlement or defense through counsel chosen by the Indemnified Party and (iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any loss resulting from such claim and all related expenses incurred by the Indemnified Party, except for those costs expressly assumed by Indemnified Party hereunder. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party.

                  (b) To the extent that the undertakings of the Indemnifying Party set forth in this Article VI may be unenforceable, Seller or Purchaser, as the case may be, shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by Seller or Purchaser, as the case may be.

                  (c) The provisions of Section 7.11 below shall govern any dispute between the parties with respect to their respective rights and obligations under this Article VI.

         6.05 Limitation on Indemnification. Notwithstanding anything to the contrary in Sections 6.02 and 6.03, an Indemnifying Party shall not be required to make any payment with respect to indemnification pursuant to Section 6.02 or
Section 6.03 for breach of warranty or misrepresentation until the aggregate amount of Losses for breaches of warranty and misrepresentations (including those under the Asset Purchase Agreement) exceeds on a cumulative basis $50,000. In such case, the Indemnifying Party will be responsible for all Losses incurred by Indemnified Party, including but not limited to the first $50,000 thereof.

                                   ARTICLE VII


                               GENERAL PROVISIONS

         7.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         7.02 Notices. All notices, requests, waivers, claims, demands and other communications which are required or permitted hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service for which a written receipt is given, by cable, by telecopy (providing evidence of receipt and providing a confirming copy is delivered by one or the other methods permitted by this
Section 7.02), by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

                  (a)      if to Seller:

                           Holland America Investments Corporation.
                           c/o TBG Services, Inc.
                           565 Fifth Avenue
                           New York, New York 10017
                           Telecopy No.: (212) 850-8530
                           Attention:  Stephen Green, Esq.

                           and

                           Information Handling Services Group, Inc.
                           15 Inverness Way East
                           Englewood, Colorado 80112

                           Telecopy No.: (303) 792-9034
                           Attention: President

                           with a copy to:

                           TBG Services, Inc.
                           565 Fifth Avenue
                           New York, New York 10017
                           Telecopy No.: (212) 850-8530
                           Attention:  Stephen Green, Esq.

                  (b)      if to Purchaser:

                           Digimedics Corp.
                           1600 Green Hills Road
                           Scotts Valley, California 95066
                           Telecopy No.:(408) 438-8422
                           Attention:  Les Dace
                           with a copy to:

                           Mediware Information Systems, Inc.
                           1121 Old Walt Whitman Road
                           Melville, New York 11747-3005
                           Telecopy No.: (516) 423-0161
                           Attention:  President

                           Hackmyer & Nordlicht
                           645 Fifth Avenue
                           New York, New York 10022
                           Telecopy No.: (212) 421-0499
                           Attention: Ira S. Nordlicht, Esq.

                           Winthrop, Stimson, Putnam & Roberts
                           One Battery Park Plaza
                           New York, NY 10004
                           Telecopy No.: (212) 858-1500
                           Attention: Jonathan H. Churchill, Esq.


         All such notices shall be deemed to have been given on the date personally delivered, upon possession of a receipt establishing that a facsimile transmission was received or five days after mailed in the manner provided above. Any party may change its address for delivery of notice by providing written notice to the other parties in the manner discussed above.

         7.03 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consultation with the other party except as required by applicable law. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

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         7.04 Headings. The descriptive headings contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         7.06 Entire Agreement. The Acquisition Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Seller and Purchaser with respect to the subject matter hereof and there have been and are no agreements, representations or warranties among Continental, IHSG and Purchaser exceptions set forth in the Acquisition Documents and any other documents executed at the Closing..

         7.07 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Seller, IHSG and Purchaser (which consent may be granted or withheld in the sole discretion of Seller, IHSG and Purchaser).

         7.08 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         7.09  Amendment.  This Agreement may not be amended or modified  except
(a) by an instrument in writing signed by, or on behalf of, Seller, IHSG and Purchaser. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. the failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         7.10 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state. Subject to Section 7.11, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York. Any process or notice of motion or other application to any of such courts may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance

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is allowed.  With respect to such courts,  Purchaser,  Seller  hereby  expressly waive any defense based on doctrines of venue or forum non conveniens or similar rules or doctrines.

         7.11     Dispute Resolution.

                  (a) In the event of any controversy, claim or dispute, other than disputes under Section 5.03 for which equitable relief is available, the party initiating the controversy, claim or dispute shall provide to the other party a written notice containing a brief and concise statement of the matter, together with relevant supporting facts. During a period of thirty (30) days or such longer period as mutually agreed, the parties shall attempt to settle the matter by good faith negotiation. Such efforts shall include, but not be limited to, full presentation by each party of its claims, with or without counsel, to the President of the other party.

                  (b) If efforts under Section 7.11(a) are not successful, such dispute shall be settled by binding arbitration in New York, New York, under the Commercial Rules of the American Arbitration Association then in effect (except as otherwise set forth in the Agreement). The failure to comply with Section 7.11(a) with respect to such dispute shall be an absolute bar to the institution of arbitration proceedings with respect thereto. The arbitration shall be conducted in the English language before a panel of three arbitrators, one of whom is selected by Seller and IHSG jointly, one of whom is selected by Purchaser, and one of whom is selected by Seller, IHSG and Purchaser jointly (or by the other two arbitrators, if the parties cannot agree). The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. If either party fails to appoint an arbitrator in thirty days, the other party may request that the American Arbitration Association make such appointment. The arbitrators will be required to render a full and complete written report of their decision. The decision of a majority of the arbitrators will constitute the arbitrators' decision. Any award rendered by the arbitrators shall be binding upon the parties hereto and shall be final, subject to review by a court of competent jurisdiction under the statutory standard of review applicable to arbitrations. Judgment on the award may be entered in any court of record having competent jurisdiction. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared except that if, in the opinion of the arbitrators, any claim or position by a party hereto, or any defense or objection thereto by another party was unreasonable or frivolous, the arbitrators may in their discretion assess as part of their award all or any part of the arbitration expenses of the other party or parties (including reasonable attorneys' fees) and expenses of the arbitrators against such party. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time. The law of the State of New York shall govern the validity, scope and effect of this
Section 7.11.

         7.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


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         7.13 Specific  Performance.  The parties hereto agree that  irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity without the necessity of demonstration the inadequacy of monetary damages.

         7.14 Receipt of Money or Other Assets. If any money or other assets are received by Seller or Purchaser to which the other party is entitled pursuant to this Agreement, such party shall hold such money or assets in trust and shall promptly notify and account therefore to the other within fifteen (15) days of receipt.

         7.15 Schedules and Exhibits. The Schedules and Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.




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               IN  WITNESS  WHEREOF,  Seller  and  Purchaser  have  caused  this
Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                     HOLLAND AMERICA INVESTMENT CORPORATION



                     By:  /s/ Stephen Green
                          _____________________
                     Name:  Stephen Green
                     Title: Vice President


                     INFORMATION HANDLING SERVICES GROUP, INC.



                     By:  /s/ Stephen Green
                          ______________________
                     Name:  Stephen Green
                     Title: Vice President


                     DIGIMEDICS CORP.



                     By:  /s/ Lawrence Auriana
                          _______________________
                     Name:  Lawrence Auriana
                     Title: Secretary


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